                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                      Sensormatic Electronics Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials:

    ----------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                      SENSORMATIC ELECTRONICS CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               NOVEMBER 12, 1999

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of SENSORMATIC ELECTRONICS CORPORATION, a Delaware corporation, will be held at the Boca Raton Marriott, 5150 Town Center Circle, Boca Raton, Florida 33486, on November 12, 1999, at 10 A.M., local time, for the following purposes:

         1. To elect two directors to serve for a term of three years and until their successors are elected and qualified; and

         2. To transact such other business as may be properly brought before the meeting and all adjournments thereof.

     Only stockholders of record at the close of business on September 30, 1999, will be entitled to notice of, and to vote at, the meeting and any adjournment thereof.

     THE BOARD OF DIRECTORS OF SENSORMATIC ELECTRONICS CORPORATION HOPES THAT YOU WILL FIND IT CONVENIENT TO ATTEND THE MEETING IN PERSON. IN ANY EVENT, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY TO MAKE SURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY REVOKE THE PROXY YOU HAVE SENT IN AND VOTE YOUR STOCK PERSONALLY.

                                              By Order of the Board of
                                              Directors,

                                              WALTER A. ENGDAHL
                                              Secretary

Boca Raton, Florida
October 6, 1999

                      SENSORMATIC ELECTRONICS CORPORATION

                                PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Sensormatic Electronics Corporation, a Delaware corporation (the "Company"), of proxies to be voted at the Annual Meeting of Stockholders of the Company to be held at the Boca Raton Marriott, 5150 Town Center Circle, Boca Raton, Florida 33486, on November 12, 1999, at 10 A.M., local time, or at any adjournment or adjournments thereof. Only stockholders of record at the close of business on September 30, 1999, shall be entitled to notice of, and to vote at, the meeting. Shares represented by duly executed proxies received by the Company will be voted in accordance with the instructions contained therein and, in the absence of specific instructions, will be voted for the election as directors of the persons who have been nominated by the Board of Directors and otherwise in accordance with the judgment of the person or persons voting the proxies on any other matter that may properly be brought before the meeting. At this time, the Board of Directors knows of no other such matters that will be presented for consideration at the Annual Meeting. The execution of a proxy will in no way affect a stockholder's right to attend the Annual Meeting and to vote in person. Any proxy executed and returned by a stockholder may be revoked at any time thereafter except as to any matter or matters upon which, prior to such revocation, a vote shall have been cast pursuant to the authority conferred by such proxy.

     The election of directors requires a plurality of the votes cast. For purposes of determining the number of votes cast with respect to a particular matter, only those cast "for" or "against" are included. Shares represented by proxies marked to withhold authority to vote, and shares represented by proxies that indicate that the broker or nominee stockholder thereof does not have discretionary authority to vote them, will be counted only to determine the existence of a quorum at the Annual Meeting.

     This Proxy Statement and the accompanying proxy are being sent on or about October 6, 1999, to stockholders entitled to vote at the Annual Meeting of Stockholders. The cost of solicitation of the Company proxies will be borne by the Company. In addition to the use of the mails, proxy solicitations may be made by telephone, telecopier and personal interview by officers, directors and employees of the Company. The Company will, upon request, reimburse brokerage houses and persons holding shares in their names or in the names of their nominees for their reasonable expenses in sending soliciting material to their principals. The Company's executive offices are located at 951 Yamato Road, Boca Raton, Florida 33431-4425.

                    VOTING SECURITIES AND SECURITY OWNERSHIP

     Only stockholders of record at the close of business on September 30, 1999, will be entitled to vote at the Annual Meeting of Stockholders and any adjournment thereof. At the close of business on September 30, 1999, there were outstanding 75,820,164 shares of Common Stock, $.01 par value, of the Company. Each of such shares is entitled to one vote. There was no other class of voting securities outstanding at that date.

     To the knowledge of the Company, as of September 30, 1999, no person beneficially owned more than 5% of the outstanding shares of Common Stock of the Company except as set forth in the table below. Each named person beneficially owned, as of the dates set forth below, the number of shares of Common Stock listed opposite its name, and, unless otherwise noted below, each such person had sole voting and investment power over such shares.

                                                                NUMBER OF     PERCENTAGE
NAME AND ADDRESS OF BENEFICIAL OWNER                           SHARES OWNED    OF CLASS
------------------------------------                           ------------   ----------
Capital Guardian Trust Company..............................    8,585,500(1)     11.3%
  333 South Hope Street
  Los Angeles, California 90071
State of Wisconsin Investment Board.........................    5,118,747(1)      6.8%
  P.O. Box 7842
  Madison, Wisconsin 53702

---------------

(1) Reflects shares beneficially owned as of June 30, 1999, according to a statement on Form 13F.

     The following table sets forth information as to the Common Stock of the Company beneficially owned as of September 30, 1999, by each director, each nominee of the Board of Directors for director, each person named in the Summary Compensation Table under Executive Compensation, and by all directors and executive officers as a group:

                                                         AMOUNT AND NATURE
                                                           OF BENEFICIAL      PERCENT OF
NAME OF BENEFICIAL OWNER                                     OWNERSHIP       COMMON STOCK
------------------------                                 -----------------   ------------
Ronald G. Assaf.......................................         794,600(1)        1.0%
Fred A. Breidenbach...................................          18,667(2)          *
Thomas V. Buffett.....................................          68,975(3)          *
Kenneth Chmiel........................................          41,668(4)          *
Timothy P. Hartman....................................         120,000(5)          *
Jerry T. Kendall......................................         117,846(6)          *
James E. Lineberger...................................         824,117(7)        1.1%
Per-Olof Loof.........................................              --            --
J. Richard Munro......................................          20,833(8)          *
Garrett E. Pierce.....................................         270,287(9)          *
John T. Ray, Jr.......................................          63,500(10)         *
John P. Smith.........................................          16,667(11)         *
Robert A. Vanourek....................................         825,927(12)       1.1%
All directors and executive officers as a group.......       3,573,103(13)       4.7%

---------------

  *  Less than 1%.
 (1) Includes 382,000 shares issuable upon exercise of options. Also includes 65,628 shares allocated to Mr. Assaf's account under the Employee Stock Ownership Plan (the "ESOP") through June 30, 1999, over which Mr. Assaf has sole voting power. Does not include 22,104 shares held by Mrs. Assaf, and 3,000 shares and 1,075,000 shares issuable upon exercise of options held by trusts for the benefit of Mr. Assaf's children, as to all of which Mr. Assaf disclaims beneficial ownership.
 (2) Includes 6,667 shares issuable upon exercise of options.
 (3) Includes 52,500 shares issuable upon exercise of options.
 (4) Includes 41,668 shares issuable upon exercise of options.
 (5) Includes 35,000 shares issuable upon exercise of options.
 (6) Includes 101,333 shares issuable upon exercise of options. Also includes 371 shares allocated to Mr. Kendall's account under the ESOP through June 30, 1999, over which Mr. Kendall has sole voting power.
 (7) Includes 317,500 shares issuable upon exercise of options.

 (8) Includes 15,833 shares issuable upon exercise of options.
 (9) Includes 243,333 shares issuable upon exercise of options. Also includes 65 shares allocated to Mr. Pierce's account under the ESOP through June 30, 1999, over which Mr. Pierce has sole voting power.
(10) Includes 52,500 shares issuable upon exercise of options.
(11) Includes 16,667 shares issuable upon exercise of options.
(12) Includes 730,730 shares issuable upon exercise of options. Also includes 96 shares allocated to Mr. Vanourek's account under the ESOP through June 30, 1999, over which Mr. Vanourek has sole voting power.
(13) Includes 2,316,897 shares issuable upon exercise of options and 71,169 shares allocated to executive officers under the ESOP through June 30, 1999, over which executive officers exercise sole voting power.

     For the purpose of the foregoing table, each of the directors and executive officers is deemed to be the beneficial owner of shares which may be acquired by him within 60 days through the exercise of options, if any, and such shares are deemed to be outstanding for the purpose of computing the percentage of the Company's Common Stock beneficially owned by him and by the directors and executive officers as a group. Such shares, however, are not deemed to be outstanding for the purpose of computing the percentage of the Company's Common Stock beneficially owned by any other person.

     Each of the persons named in the above table as beneficially owning the shares set forth opposite his name has sole voting power (as to outstanding shares) and sole investment power over such shares, except as otherwise indicated.

                             ELECTION OF DIRECTORS

     Unless otherwise specified, shares represented by the enclosed proxy will be voted for the election of Ronald G. Assaf and Fred A. Breidenbach, who have been nominated by the Board of Directors as directors to serve until the Annual Meeting of Stockholders in 2002 and until their successors are elected and qualified. Each of such nominees is now a director of the Company.

     The Board of Directors is divided into three classes. One class will stand for election for a three-year term at the Annual Meeting of Stockholders on November 12, 1999. The terms of office of the other two classes of continuing directors do not expire until the Annual Meetings of Stockholders in 2000 and 2001, respectively. The names of, and certain information concerning, the nominees of the Board of Directors and such other directors are set forth below:

                                                                   FIRST YEAR
                                                                     BECAME
                           NAME                              AGE    DIRECTOR    OFFICES
                           ----                              ---   ----------   -------
Nominees to serve until Annual Meeting of
Stockholders in 2002:
  RONALD G. ASSAF(a).......................................  64       1966      Director
  FRED A. BREIDENBACH(c)(d)................................  52       1998      Director

Continuing Directors to serve until
Annual Meeting of Stockholders in 2000:
  TIMOTHY P. HARTMAN(b)(e).................................  60       1995      Director
  PER-OLOF LOOF(a).........................................  49       1999      President, Chief Executive
                                                                                  Officer and Director
  J. RICHARD MUNRO(b)(c)(d)................................  68       1997      Director

Continuing Directors to serve until
Annual Meeting of Stockholders in 2001:
  THOMAS V. BUFFETT(b)(d)(e)...............................  63       1992      Director
  JAMES E. LINEBERGER(a)(c)(e).............................  62       1968      Director
  JOHN T. RAY, JR.(c)(d)...................................  61       1989      Director

---------------

(a) Member of the Executive Committee
(b) Member of the Audit Committee
(c) Member of the Governance Committee
(d) Member of the Compensation Committee
(e) Member of the Finance Committee

     Ronald G. Assaf, a founder of the Company, has been Chairman of the Board of Directors of the Company since October 1971 and served as President and Chief Executive Officer of the Company from 1974 to January 1986. In January 1988, Mr. Assaf was appointed Co-Chief Executive Officer and in July 1988 was reappointed to the positions of President and Chief Executive Officer. In October 1995, Mr. Assaf relinquished the title of President when Robert A. Vanourek was appointed President and Chief Operating Officer of the Company. In August 1996, Mr. Assaf retired as Chief Executive Officer of the Company. He continues to serve as Chairman of the Board. Mr. Assaf is also a director of Senvest Capital.

     Fred A. Breidenbach was appointed a director of the Company in June 1998. He was the President and Chief Operating Officer of Gulfstream Aerospace Corp. ("Gulfstream"), a manufacturer of business aircraft located in Savannah, Georgia, until July 1997. Prior to joining Gulfstream in April 1993, he spent 25 years with the Aircraft Engine and Aerospace Groups of General Electric Corporation ("GE"), where he last served as Vice President and General Manager of the Government Electronic Controls Division (now Lockheed Martin) and was an officer of GE from 1989 until his departure in 1993. In November 1997 Mr. Breidenbach formed a consulting company, F.A. Breidenbach & Associates, LLC. He is also a member of the Board of Directors of Scott Technologies, Inc.

     Thomas V. Buffett is President of Clipper Investments, a private firm that invests in, and provides consulting services to, the alarm industry. He served as Chairman and Chief Executive Officer of Automated Security (Holdings) PLC, a United Kingdom-based international company specializing in electronic security, from 1974 through October 1994.

     Timothy P. Hartman has been a Director of the Company since 1995. Mr. Hartman was Chairman of NationsBank of Texas until his retirement in June 1996, and also was a director and Vice Chairman of its parent corporation until he retired in 1994. Before joining the NationsBank organization in 1982,

Mr. Hartman was the Chief Financial Officer of Baldwin-United Corporation, a diversified financial services company, with which he was associated from 1963 through 1981.

     James E. Lineberger held the office of Chairman of the Executive Committee of the Company from 1974 through 1996 and remains in that now non-executive position. From January 1988 to July 1988, Mr. Lineberger served as Co-Chief Executive Officer of the Company. He has been a partner of Lineberger & Co., LLC and its predecessors, private investment firms, since 1969. Additionally, Mr. Lineberger is a director of Wray-Tech Instruments, Inc.

     Per-Olof Loof became President and Chief Executive Officer of the Company in August 1999. From 1995 to June 1999, Mr. Loof was Senior Vice President of NCR's Financial Solutions Group, a supplier to the retail financial services industry. From 1994 to 1995, Mr. Loof was President and Chief Executive Officer of AT&T Istel Co., a Europe-based provider of integrated computing and communication services. From 1982 to 1994, Mr. Loof held a variety of management positions with Digital Equipment Corporation, including Vice President of Sales and Marketing for Europe and Vice President, Financial Services Enterprise for Europe.

     J. Richard Munro was appointed a Director of the Company in May 1997. Mr. Munro served as the Co-Chairman of the Board and Co-Chief Executive Officer of Time Warner Inc., a global media company, for an interim period beginning in July 1989, and was Chairman of the Board and Chief Executive Officer of Time Inc. from September 1986 through July 1989. From October 1980 to September 1986, Mr. Munro served as President and Chief Executive Officer of Time Inc. Mr. Munro is a member of the Board of Directors of Kmart Corporation, Kellogg Company and Mobil Corporation.

     John T. Ray, Jr. has served since June 1985 as the Senior Vice President and General Manager of the United States Adhesives, Sealants and Coatings Division of H.B. Fuller Company ("Fuller"), expanded in 1994 to include Mexico and Canada and now known as North American ASC Group. Mr. Ray is also the Chairman of the Board of Directors of EFTEC North America, L.L.C., and of Fiber Resin Corp., the subsidiaries of Fuller serving the automotive and aerospace industries, respectively.

     None of the directors has any family relationship with any other director or with any executive officer of the Company.

     The Company has no reason to believe that the nominees of the Board of Directors will be unable or unwilling to serve as directors, if elected. If, however, such nominees should decline or be unable to act as directors, the shares represented by the enclosed proxy will be voted for such other person or persons as may be nominated by the Board of Directors.

     LENS II L.P. ("LENS"), a stockholder of the Company entitled to vote at the Company's 1999 Annual Meeting of Stockholders, has notified the Company, in accordance with the By-Laws of the Company, of its nomination of Mr. Robert A.G. Monks, a member of Lens II Associates, LLC, the general partner of LENS, for election to the Board of Directors of the Company at the 1999 Meeting.

  Committees and Meetings

     The Board of Directors has standing Executive, Audit, Governance, Compensation and Finance Committees.

     The Audit Committee reviews the proposed scope of audit and non-audit services and the fees proposed to be charged for such services, reviews the reports and receives comments and recommendations from the Company's internal audit function and the Company's independent auditors following completion of the annual audit, and reviews with such auditors and management the Company's accounting policies and the adequacy of the Company's internal accounting controls. The Audit Committee also deals with special matters relating to the Company's accounting practices and financial statements brought to its attention by the Company's internal auditors, management or the Company's independent auditors. During the 1999 fiscal year, the Audit Committee also was engaged in the selection of new independent auditors for the Company. The Audit Committee met three times during the 1999 fiscal year.

     The Executive Committee exercises the authority of the Board on such matters as are delegated to it by the Board of Directors from time to time and has authority to act on other matters in the absence of the Board. The Executive Committee met one time during the 1999 fiscal year.

     The Governance Committee addresses issues of corporate governance. The Governance Committee reviews the composition of the Board, evaluates its performance and considers the qualifications of prospective nominees to serve as directors, and also evaluates the performance of the Company's Chief Executive Officer. Stockholders may recommend nominees for consideration by the Governance Committee by submitting such recommendations, in writing, to the Committee in care of the Secretary of the Company. The Governance Committee met three times during the 1999 fiscal year.

     The Compensation Committee addresses executive compensation issues generally and administers the Company's stock-based incentive plans, including the Company's 1999 Stock Incentive Plan (the "1999 Plan"), the 1995 Stock Incentive Plan and the 1989 Stock Incentive Plan with respect to options outstanding thereunder. The Compensation Committee met seven times during the 1999 fiscal year.

     The Finance Committee, among other things, evaluates and provides counsel on proposals for short- and long-term financing for the Company and other financial transactions. The Finance Committee met seven times during the 1999 fiscal year.

     The Board of Directors held 12 meetings during the 1999 fiscal year. No director of the Company during the last fiscal year attended fewer than 75% of the aggregate number of meetings of the Company's Board of Directors and of all committees of the Board on which he served.

  Compensation of Directors

     The directors of the Company (other than Mr. Assaf and Mr. Loof) receive annual compensation for their services based on a $30,000 per fiscal year retainer and an additional $3,000 for each meeting of the Board of Directors (other than telephonic meetings) attended. Mr. Assaf receives annual cash compensation of $455,000 and certain benefits for all services to the Company in his capacities as consultant and director pursuant to a five-year consulting agreement that became effective August 12, 1996. Under the Company's Executive Salary Continuation Plan, Mr. Lineberger, who served as an officer of the Company until the end of calendar 1996, and Mr. Assaf are receiving annual retirement benefits of $130,000 and $455,000, respectively.

     In addition, the directors of the Company participate in either the Directors Stock Option Plan (the "Directors Plan") or the 1999 Plan. The Directors Plan provides for annual, non-discretionary grants of ten-year options to purchase 7,500 shares of Common Stock (after an initial grant to new directors participating in the Directors Plan of an option to purchase 20,000 shares) at an exercise price per share equal to the fair market value of a share of Common Stock on the date of grant, and which are exercisable on a cumulative basis in three equal annual installments. In fiscal 1999, Messrs. Assaf, Buffett, Hartman, Lineberger, Munro and Ray each received options to purchase 7,500 shares of Common Stock. Mr. Breidenbach received an initial option to purchase 20,000 shares upon joining the Company as a director at the end of the 1998 fiscal year. Mr. Loof participates in the 1999 Plan and, upon joining the Company, received an option to purchase 375,000 shares of Common Stock.

     In 1989, the Company adopted a Board of Directors Retirement Plan for non-officer directors. In fiscal 1997, the directors decided to discontinue the Plan for the benefit of non-employee directors, although benefits for the existing participants will be paid in accordance with the terms of the Plan. The Plan provides for monthly payments over 15 years beginning upon the later of the attainment of age 60 or retirement from the Company, or upon the director's earlier death. Benefits under the Plan are 50% vested after five years of service and are vested an additional 10% for each year of service thereafter. Benefits are payable to the director's designated beneficiary or estate in the event of death. If the director dies while in office and prior to attaining the age of 60, the director's vested interest would be deemed to be equal to that which would have accrued had he remained in office until attaining that age. Annual benefits have been fixed by the Board of Directors or a committee thereof at $40,000 for Mr. Buffett and $25,000 for each of Mr. Ray, Mr. Hartman and Mr. Lineberger.

                             EXECUTIVE COMPENSATION

                      REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors develops and implements the Company's compensation policies and administers the Company's stock-based incentive and compensation plans, including the 1999 Plan. It has responsibility for, among other things, reviewing and determining the cash compensation and other benefits of the Company's executive officers. The Compensation Committee grants awards under the 1999 Plan to the Company's executive officers and key employees (and participating directors, if any), including stock-based long-term incentive compensation under the Company's Long-Term Incentive Programs ("LTIPs").

     In fiscal 1999, the Compensation Committee received from the Company's Chief Executive Officer recommendations with respect to compensation of the Company's other executive officers and met with him to evaluate such executives' performance and, at times, to discuss the bases for his recommendations. In addition, the Compensation Committee has available to it compensation data for the industry as well as companies comparable in size and market capitalization to the Company, generated by independent consulting firms specializing in compensation and benefits. The Committee met without the Chief Executive Officer to evaluate his performance and to determine the compensation of all executive officers.

  Compensation Policy

     The Company's executive compensation programs are designed to attract and retain qualified leaders and motivate them to achieve the Company's short- and long-term business objectives. The Company believes that the key to achieving such goals is to provide compensation that is competitive with the compensation packages provided by comparable companies and of which a high proportion is "at risk" for performance, in the form of annual incentive bonuses and long-term stock-based incentives.

  Fiscal 1999 Performance

     The Company's overall performance in fiscal 1999 reflected strong operations and a significant reduction in the ratio of operating expenses to revenues, two of the main goals of the Company's substantial restructuring and reorganization efforts that began in fiscal 1996.

     Revenues exceeded $1 billion in fiscal 1999, an increase of almost 6% over fiscal 1998 revenues after adjustments for currency fluctuations and divestitures. The Company's North American Retail Unit reported a 21% increase in its revenues, fueled primarily by expanded business with major North American accounts and retail source-tagging programs. A number of premier European retailers also joined the Sensormatic network in fiscal 1999. At this point, the Company estimates that it maintains a 60% share world-wide of all stores using EAS systems. With the introduction of thirty new EAS products, as well as thirty new video and access control products, in fiscal 1999, the Company is making substantial commitments to increasing its global market share.

     The Company also made notable progress in managing operating expenses and reducing its debt in fiscal 1999. Expenses declined to 34.6% of revenues, compared to 37.5% in fiscal 1998. As a result, the Company's operating income increased by 7.5%, to 8% of revenues, in fiscal 1999. Cash flow improved markedly, with the Company generating $127.5 million in free cash flow during fiscal 1999, and the Company's total debt declined by more than $40 million during the year.

     Based on these encouraging results, and on its continuing commitment to meet the challenges of the global marketplace, the Company believes that it has a solid foundation for sustained future growth.

  Base Salary

     Base compensation for executive officers reflects both the individual's responsibilities and experience and the competitive salary ranges for executives with similar responsibilities in corporations with revenues comparable to those of the Company. In general, the compensation of the Company's officers, including its executive officers, has been targeted at the 75th percentile of compensation paid by comparable companies, based on data developed by independent consultants. Beginning in fiscal year 2000, base compensation will be targeted at the 50th such percentile.

     Base salaries generally are modified annually as warranted by the performance of the Company or the applicable department or business unit, or by the performance of the executive officer or changes in his responsibilities. Mr. Vanourek's base salary was not increased in fiscal 1999, however, and the 1999 base salaries of the Company's other executive officers were not generally higher than those in fiscal 1998.

  Bonuses

     The annual cash bonus component of an executive officer's compensation in fiscal 1999 depended upon his performance, that of the Company and, if the executive officer had responsibility for a particular department or business unit, the performance of that department or business unit. Generally, bonuses are intended to create incentives to improve the performance of an officer's department or business unit, and, in fiscal 2000, will be focused on the performance of such business units, as well as other criteria, including cash flow. The bonuses for the Company's executive officers with broad corporate responsibilities, such as the Chief Executive Officer and the Chief Financial Officer, have been based largely on the financial performance of the Company overall, but also on such officers' efforts to implement the Company's restructuring program and other major initiatives and their success in so doing. The Company believes that an executive officer's responsibility for the success of his business unit and of the Company increases as his duties expand. Accordingly, a larger proportion of a more senior executive officer's compensation generally will be variable, performance-based incentive compensation, compared to that of other executive officers.

     Although the Company's performance improved in fiscal 1999, the incentive bonuses earned under the incentive bonus program did not meet certain targets. Mr. Vanourek did not receive a bonus for fiscal 1999.

  Stock-Based Incentives and Stock Ownership

     The Company believes that stock options are a very important component of executive compensation because they encourage an executive to remain in the Company's employ and link long-term rewards to stock price appreciation. The Compensation Committee recognizes that such long-term incentives will motivate executives to balance pressures to manage for the short-term with the steps necessary to assure the Company's future vitality. Under the Company's regular stock option incentive program, options are granted annually.

     Awards granted under the LTIPs are designed to serve as longer-term incentives than yearly option grants under the 1999 Plan and have not been made on an annual basis. In particular, options and restricted stock awarded under the terms of the LTIPs have longer vesting schedules than is the case with other option grants to participants, with earlier vesting in whole or in part if certain four-year performance goals are achieved.

     In determining the size of a grant to an executive officer or participating director under either the regular stock option incentive program or the LTIPs, the Compensation Committee considers the number of shares that would be thought to be a meaningful incentive for long-term performance, given the participant's position, responsibilities, level of cash and stock-based incentive compensation, and expected contributions, based in part on industry surveys, as well as the recommendations of employee benefits consultants who have studied such compensation at comparable companies.

     The Company also believes that its directors and officers should own outright a meaningful number of shares of the Company's stock in order to ensure that stockholders' interests are given appropriate consideration in the course of conducting the Company's business. Accordingly, the Company in July 1997 adopted guidelines for the levels of stock ownership recommended for its directors and executive officers. Directors are expected to have invested, over the three-year period following the later of the adoption of the policy or joining the Board, an amount equal to five times their annual retainer in the Company's Stock. The Company's chief executive officer is expected to have invested in the Company's stock an amount equal to his base salary within two years, and twice his base salary within five years, after assuming such position. Those executive officers with the title vice president or higher are expected to have invested in stock an amount equal to their base salaries within five years after adoption of the policy or assuming such position.

  Internal Revenue Code Section 162(m)

     In 1993, the Internal Revenue Service enacted Section 162(m) of the Internal Revenue Code, which limits the deductibility of executive compensation in excess of $1,000,000 per year. However, this limitation does not apply to performance-based compensation, provided certain conditions are satisfied. The Company's policy is generally to preserve the federal income tax deductibility of compensation paid to its executives. Accordingly, to the extent feasible, the Company has taken action to preserve the deductibility of certain stock-based incentive awards to its executive officers. However, notwithstanding the Company's general policy, the Compensation Committee retains the authority to authorize compensation that may not be deductible if it believes that it is in the interest of the Company to do so. Other elements of compensation, including perquisites and cash and other bonuses, even those based on performance, may also cause a covered executive officer's income to exceed deductible limits.

  Additional Factors Relating to CEO's Compensation

     The Committee measured Mr. Vanourek's performance in fiscal 1999 by the standards described above and with consideration of his role and success in implementing the broad restructuring program as well as other initiatives the Company has undertaken described above. Mr. Vanourek retired from the Company in August 1999.

                             COMPENSATION COMMITTEE
                           J. Richard Munro, Chairman
                              Fred A. Breidenbach
                               Thomas V. Buffett
                                John T. Ray, Jr.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company established a Stock Purchase Loan Plan (the "Loan Plan") in 1979 under which officers, directors and certain designated key employees may borrow an amount equal to the purchase price of shares of the Company's Common Stock purchased upon exercise of their respective stock options ("Option Shares") and an amount approximating the amount of income tax liability resulting from the exercise of such options. Under the Loan Plan, loans generally bear interest at the rate of 4% per annum, payable annually. Loans are required to be secured and to comply with Federal Reserve margin requirements, to the extent applicable. The loans generally are due within five years of the date of the loan, upon cessation of employment or upon the sale of the Option Shares, whichever occurs first. (Information regarding loans to directors and executive officers under the Loan Plan is set forth below under "Stock Purchase Loan Plan.")

                           SUMMARY COMPENSATION TABLE

     The following table shows compensation for services rendered in all capacities to the Company and its subsidiaries during fiscal 1999, 1998 and 1997 by the Company's Chief Executive Officer during fiscal 1999 and by the next four highest-paid executive officers of the Company.

                                                                                         LONG-TERM
                                                                                       COMPENSATION
                                                                                          AWARDS
                                                    ANNUAL COMPENSATION          -------------------------
                                              --------------------------------   RESTRICTED                  RETIREMENT BENEFITS
                                                                  OTHER ANNUAL     STOCK                          ALL OTHER
                                              SALARY     BONUS    COMPENSATION     AWARDS     OPTIONS/SARS      COMPENSATION
NAME AND PRINCIPAL POSITION            YEAR     ($)       ($)         ($)          ($)(1)      (#)(1)(2)             ($)
---------------------------            ----   -------   -------   ------------   ----------   ------------   -------------------
Robert A. Vanourek...................  1999   498,751        --       --               --       157,814             486(4)(5)(6)
  President and Chief                  1998   492,356        --       --               --        42,186           3,797(4)(5)(6)
  Executive Officer(3)                 1997   452,405   233,333       --          688,009       307,814       1,363,928(4)(5)(6)

Garrett E. Pierce....................  1999   350,002   100,000       --               --        50,000             486(4)(5)(6)
  Senior Vice President,               1998   341,924    50,000       --               --        40,000           3,797(4)(5)(6)
  Chief Administrative                 1997   319,000   100,000       --          387,998        60,802         135,117(4)(5)(6)
  Officer and Chief Financial Officer

Jerry T. Kendall.....................  1999   226,300   100,000       --               --        35,000             486(4)(5)(6)
  Senior Vice President and            1998   223,079    95,000       --               --        25,000           3,797(4)(5)(6)
  President, North American            1997   208,115    75,000       --          239,993        37,610          45,591(4)(5)(7)
  Retail Operations and Global
    Service

Kenneth W. Chmiel....................  1999   216,242    65,000       --               --        25,000              --
  Senior Vice President of             1998   191,020    41,000       --               --        50,000              --
  Supply Chain Operations              1997        --        --       --               --            --              --
  and Corporate Quality

John P. Smith........................  1999   162,555   110,000       --               --        60,000              --(6)
  Senior Vice President and            1998        --        --       --               --            --              --
  President of Europe Operations       1997        --        --       --               --            --              --

---------------

(1) Options and restricted stock were awarded to participants in the Company's 1995 Long-Term Incentive Program (the "1995 LTIP") adopted in fiscal 1995 under the 1995 Stock Incentive Plan (the "1995 Plan") and participants in the Company's 1997 Long-Term Incentive Program (the "1997 LTIP") adopted in fiscal 1997 under the 1995 Plan. In order to participate in the 1997 LTIP, those who had received awards under the 1995 LTIP were required to surrender those awards of options and restricted stock for awards of options and restricted stock under the 1997 LTIP. Accordingly, awards, if any, granted under the 1995 LTIP to participants in the 1997 LTIP were cancelled.
(2) The Company has not issued any stock appreciation rights to the named executive officers. See footnote 1 to the table "Option/SAR Grants in Last Fiscal Year" for summary terms of options granted.
(3) Mr. Vanourek retired from the Company as of August 23, 1999.
(4) Includes contributions made by the Company under its Employee Stock Ownership Plan, which is a defined contribution plan, to or for the benefit of the eligible named executive officers. Under the ESOP, the Company makes an annual contribution to a trust fund for the benefit of participants in an amount determined by the Board of Directors. In fiscal 1999, the Company contributed $293 to the accounts of each of Messrs. Vanourek, Pierce and Kendall, respectively. Fund assets are required to be invested primarily in the Company's Common Stock. The trust fund holds shares which it previously acquired from the Company at a price of $12.875, paid for by delivery of a promissory note of the ESOP's trustee. Principal and interest of the note were payable from the proceeds of the Company's annual contributions. As the indebtedness was retired, a proportionate amount of the purchased shares were allocated to the accounts of eligible employees under such plan. With the contributions made by the Company for fiscal 1998, the promissory note obligation was fully discharged.
(5) Includes contributions made by the Company under its SensorSave Plan ("SSP"), a defined contribution plan, to or for the benefit of the eligible named executive officers. Under the SSP, the Company makes both annual contributions as determined by the Board of Directors and, pursuant to the portion of the SSP that is a 401(k) plan, contributions matching a proportion of participating employees' voluntary contributions. In fiscal 1999, the Company contributed $193 to the accounts of each of Messrs. Vanourek, Pierce and Kendall, respectively.
(6) Includes payments made by the Company to establish and maintain insurance policies on the lives of participants in connection with obligations under the Senior Executive Defined Contribution Retirement Plan (the "Senior Executive Plan"), which was a target benefit defined contribution plan, to or for the benefit of the eligible named executive officers. Under the Senior Executive Plan, which was established by the Company in fiscal 1994 for certain senior officers, a participant would receive an annual retirement benefit equal to the lesser of (i) the benefit previously targeted for such participant by the Board of Directors or (ii) the benefit which could be paid out of such participant's investment account under the Senior Executive Plan, the annual yield of which would be determined by the chief executive officer of the Company, subject to the approval of the Board of Directors or a committee thereof, in each case multiplied by a percentage equal to the participant's vested interest as of the date of the participant's termination of employment. Benefits under the Senior Executive Plan generally vested over a 15-year schedule, but a participant with ten or more years of service and who was employed by the Company immediately prior to his normal retirement was deemed to be 100% vested upon retirement. Benefits were payable in bi-weekly installments for 15 years after the later to occur of the participant's attainment of retirement age (60) or his actual retirement from employment with the Company, or, if earlier, the participant's death. Upon a change in control of the Company, the participant's targeted benefit under the Senior Executive Plan would become 100% vested. The Company had purchased life insurance policies on the participants, the death benefits of which it anticipated would reimburse the Company for its obligations under the Senior Executive Plan. The 1997 amount for Mr. Vanourek reflects the payment of premiums for two years to establish the insurance policy on his life. The Company made no premium payments or other contributions toward the funding of benefits under the Senior Executive Plan for the named executive officers during fiscal 1998 and 1999. Each of Messrs. Vanourek, Pierce, Kendall and Smith, assuming their respective vested interests were 100% upon attaining retirement age and the yield from their respective investment accounts was sufficient to fund their respective targeted benefits (as last determined by the Board of Directors), would have expected to receive annual retirement benefits under the Senior Executive Plan of $448,875, $262,500, $112,500 and $110,000, respectively.
    The Senior Executive Plan, however, was replaced as of July 15, 1998, by the Company's Supplemental Executive Retirement Plan (the "SERP"), under which such executive officers would be expected to receive at least the retirement benefits referred to above, and certain insurance policies have been relinquished, with the Company recovering the cash surrender values thereof (including approximately $1,200,000 in respect of Mr. Vanourek's policy).
(7) Includes contributions made by the Company under or in connection with the Key Executive Supplemental Retirement Plan (the "KESRP"), a plan providing for deferred defined compensation benefits for certain executive officers and other key employees not covered by the Senior Executive Plan or by the Company's Executive Salary Continuation Plan. The Company made no contribution toward the funding of benefits under the KESRP for the named executive officers during fiscal 1998. Effective July 15, 1998, the KESRP was replaced by the SERP.

     Mr. Vanourek retired from the Company in August 1999. In connection therewith, pursuant to the terms of his employment agreement with the Company, Mr. Vanourek will receive: (i) his base salary ($498,751 per annum) for a period of 24 months following the termination of his employment (the "Continuation Period"), (ii) a pro rated (through August 23, 1999) bonus based on his original targeted bonus for fiscal 2000, (iii) an amount equal to his targeted bonus for fiscal 2000 multiplied by 2, payable in equal monthly installments over the Continuation Period, (iv) the balance of any incentive awards earned prior to August 23, 1999 (but not yet paid), (v) subject to certain conditions, continued participation in certain insurance plans and employee benefit plans or programs in which Mr. Vanourek was participating on the date of termination of his employment until the end of the Continuation Period and (vi) certain other benefits under other plans of the Company.

     The Company also has an employment agreement with Mr. Pierce, which is terminable by the Company upon 30 days' notice, pursuant to which Mr. Pierce currently receives a base salary of $350,000 per annum and will have a targeted bonus of not less than $175,000 per annum. Mr. Pierce is entitled to two years' severance if his employment terminates under certain circumstances.

     The Company also has an employment agreement with Mr. Loof, which is terminable by the Company upon 30 days' notice, pursuant to which Mr. Loof currently receives a base salary of $495,000 per annum and will receive targeted bonus compensation at approximately 65% of annual base salary per fiscal year. In addition, pursuant to the agreement, the Company loaned Mr. Loof $1,000,000, interest free, in connection with his purchase of a home in the Boca Raton, Florida area, which loan shall be forgiven at the rate of 25% per year conditioned on the continuation of Mr. Loof's employment with the Company. If his employment terminates under certain circumstances, Mr. Loof is entitled to severance (including the loan forgiveness) for the balance of the initial four-year term of the employment agreement or for a period of 24 months following such termination, whichever period is longer. Mr. Loof also received an option to purchase 375,000 shares of Common Stock at an exercise price of $12.5938 per share upon the commencement of his employment with the Company.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides certain information with respect to options granted to each person named in the Summary Compensation Table during fiscal 1999. In addition, in accordance with Securities and Exchange Commission rules, there are shown hypothetical gains that would exist for the options granted, based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term. The named officers will realize no gain on these options unless the price of the Common Stock increases above the exercise price for such options, which will benefit all stockholders proportionately. No stock appreciation rights have been awarded by the Company.

                                                 INDIVIDUAL GRANTS
                                 -------------------------------------------------
                                               PERCENT OF
                                                 TOTAL                               POTENTIAL REALIZABLE VALUE AT
                                  OPTIONS       OPTIONS/                             ASSUMED ANNUAL RATES OF STOCK
                                    SARS          SARS                                   PRICE APPRECIATION FOR
                                 GRANTED IN    GRANTED TO    EXERCISE                        OPTION TERM(2)
                                   FISCAL     EMPLOYEES IN   OR BASE    EXPIRATION   ------------------------------
NAME                              YEAR(1)     FISCAL YEAR     PRICE        DATE         5%($)             10%($)
----                             ----------   ------------   --------   ----------   -----------        -----------
Robert A. Vanourek.............     57,814        3.53%      $ 9.656      8/20/08        351,100            889,700
                                   100,000        6.10         7.031     11/20/08        442,200          1,120,600
Garrett E. Pierce..............     50,000        3.05         7.031     11/20/08        221,100            560,300
Jerry T. Kendall...............     35,000        2.13         7.031     11/20/08        154,800            392,200
John P. Smith..................     50,000        3.05         5.375     10/22/08        169,000            428,300
                                    10,000        0.61        10.625      1/15/09         66,000            169,300
Kenneth W. Chmiel..............     25,000        1.52         7.031     11/20/08        110,500            280,100

All Optionees
  (participants)(3)............  1,639,689         100         7.163                   7,386,400         18,718,700

All Stockholders'
  Potential Realizable Value at
  Assumed Growth Rates(4)......                                                      348,938,993        884,279,919

---------------

(1) All options granted during the period were non-qualified options granted pursuant to the 1999 Stock Incentive Plan (the "1999 Plan") at fair market value on the date of grant. Options granted to the named executives and other officers of the Company have terms of ten years, and like options granted under the Company's predecessor Stock Incentive Plans, generally become exercisable on a cumulative basis in three equal annual installments, commencing on the first anniversary of the date of grant.
(2) The potential realizable value of these options is based solely on an assumed annual rate of appreciation of the base prices thereof. It does not take into account the fact that current Common Stock prices may be significantly below such base prices, nor does it take into account any taxes or other expenses that might become payable as a result of exercise. The Company expresses no opinion and makes no representation that this level of appreciation will, in fact, be realized.
(3) Calculated based on the weighted average exercise price of all options granted during fiscal 1999 ($7.163), and assuming all options have a term of ten years.
(4) Calculated based on the weighted average exercise price of all options granted during fiscal 1999 ($7.163), and assuming stock price appreciation at the indicated rates over the same period used to calculate the individuals' potential realizable value.

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

     The following table sets forth as to each person named in the Summary Compensation Table the specified information with respect to option exercises during fiscal 1999 and the status of their options at the end of fiscal 1999.

                                                                                           VALUE OF UNEXERCISED
                                                           NUMBER OF UNEXERCISED             IN-THE-MONEY(2)
                                NUMBER OF                  OPTIONS/SARS AT FISCAL            OPTIONS/SARS AT
                                 SHARES       VALUE               YEAR-END                FISCAL YEAR-END($)(3)
                               ACQUIRED ON   REALIZED   ----------------------------   ----------------------------
NAME                            EXERCISE      ($)(1)    EXERCISABLE   NONEXERCISABLE   EXERCISABLE   NONEXERCISABLE
----                           -----------   --------   -----------   --------------   -----------   --------------
Robert A. Vanourek...........      --          --           683,334      274,480          86,478        863,619
Garrett E. Pierce............      --          --           213,333      137,469           3,756        352,812
Jerry T. Kendall.............      --          --            89,666       82,944           7,556        256,855
John P. Smith................      --          --                --       60,000              --        461,280
Kenneth W. Chmiel............      --          --            33,334       41,666          30,233        187,787

---------------

(1) The "value realized" represents the difference between the exercise price of the option shares and the market price of the option shares on the date the option was exercised. The value realized was determined without considering any taxes which may become payable in respect of the sale of any such shares.
(2) "In-the-money" options are options whose exercise price was less than the market price of Common Stock at June 30, 1999.
(3) Based on a stock price of $13.9375 per share, which was the closing price of a share of Common Stock reported on the New York Stock Exchange on June 30, 1999.

                               PERFORMANCE GRAPH

     The Securities and Exchange Commission (the "SEC") requires the Company to present a line graph comparing cumulative, five-year stockholder returns on an indexed basis with the Standard & Poor's 500 Stock Index (the "S&P 500") (or another broad-based index) and either a nationally-recognized industry standard or a group of peer companies selected by the Company. The Company has selected, for purposes of this performance comparison, six public companies (the "Self-Constructed Peer Group") believed to offer security products or services similar to those offered by the Company, and the provision of which products or services represents a significant portion of their respective businesses. A list of these companies follows the graph below. The graph assumes that $100 was invested on June 30, 1994, in each of the Common Stock, the S&P 500 and the Self-Constructed Peer Group (weighted on the basis of capitalization), and that all dividends were reinvested.

                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
                   AMONG SENSORMATIC ELECTRONICS CORPORATION,
                      THE S & P 500 INDEX AND A PEER GROUP

(COMPARISON CHART)

                                                     CUMULATIVE TOTAL RETURN
                                       ----------------------------------------------------
                                       6/94     6/95     6/96     6/97     6/98     6/99
Sensormatic Electronic Corporation     $100.00  $124.26  $ 57.98  $ 46.21  $ 50.25  $ 50.03
Self-Constructed Peer Group            $100.00  $109.64  $196.20  $201.66  $192.61  $181.49
Standard & Poor's 500                  $100.00  $126.07  $158.86  $213.98  $278.52  $341.90

     The Self-Constructed Peer Group consists of the following companies:
Borg-Warner Security Corp.; Checkpoint Systems, Inc.; Diebold, Incorporated; Pittway Corp.; Vicon Industries, Inc. and The Wackenhut Corporation.

     In its proxy statement filed with the SEC on October 14, 1998, relating to the 1998 Annual Meeting of the stockholders of the Company, the Company also included Pinkerton's, Inc. as a member of the Self-Constructed Peer Group. In March 1999, Securitas Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Securitas AB, a corporation organized under the laws of Sweden ("Securitas AB"), was merged into Pinkerton's, Inc., with the result that Pinkerton's, Inc. became a wholly-owned subsidiary of Securitas AB. As of April 26, 1999, Pinkerton's, Inc. ceased to be a reporting company under the Securities Exchange Act of 1934, as amended. Accordingly, the Company has omitted Pinkerton's, Inc. from the Self-Constructed Peer Group.

  Agreements Relating to Change in Control

     The Board of Directors, in 1988, authorized the Company to enter into agreements (the "Agreements") providing for certain protections and benefits for all executive and certain other officers in connection with a change in control of the Company. The Agreements, among other things, protect the value of stock options held by such persons, protect their retirement benefits, provide for severance compensation in the event of certain terminations of service and provide, in certain cases where the Company is acquired at a premium over the market price for the Common Stock, for a bonus based on such premium. In 1998, these Agreements were reviewed and updated in order to conform the Agreements to the Company's current compensation practices, establish uniform treatment in the Agreements of officers at comparable levels and clarify certain provisions.

Agreements were also entered into with executive officers who joined the Company in recent years. As used herein, the "Agreements" shall refer to the current form thereof following such review and updating.

     For purposes of the Agreements, a "change in control" means a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and will be deemed to have occurred if (a) any "person" or "group" of persons (as the terms "person" and "group" are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 and the rules thereunder) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the then outstanding securities of the Company; (b) the Company consummates a merger, consolidation, share exchange, division or other reorganization of the Company with any other corporation or entity, unless the stockholders of the Company immediately prior to such transaction beneficially own, directly or indirectly, (i) if the Company is the surviving corporation in such transaction, 60% or more of the combined voting power of the Company's outstanding voting securities as well as 60% or more of the total market value of the Company's outstanding equity securities, (ii) if the Company is not the surviving corporation, 80% or more of the combined voting power of the surviving entity's outstanding voting securities as well as 80% or more of the total market value of such entity's outstanding equity securities, or (iii) in the case of a division, 80% or more of the combined voting power of the outstanding voting securities of each entity resulting from the division as well as 80% or more of the total market value of each such entity's outstanding equity securities, in each case in substantially the same proportion as such stockholders owned shares of the Company prior to such transaction; (c) the Company adopts a plan of complete liquidation or winding-up of the Company; (d) the stockholders of the Company approve an agreement for the sale or disposition (in one transaction or a series of transactions) of all or substantially all of the Company's assets; or (e) a change of more than 25% in the composition of the Board of Directors occurs within a two-year period unless such change was approved in advance by at least two-thirds of the previous directors.

     Under the Agreements, upon the occurrence of a change in control, all stock options become fully exercisable, and any deferred vesting or forfeiture provisions applicable to restricted stock or other stock awarded to the officer under a Company plan ("Award Shares") are without further force or effect. In addition, in the case of an acquisition of 50% or more of the Company's voting securities, or in connection with the approval by the Board of Directors of a merger or certain other transactions or in certain other events which would or do result in the elimination of the Common Stock from, or a cessation of trading of the Common Stock in, a nationally recognized market, the Company may be required by the officers to purchase Company options or stock (or securities issued in exchange therefor pursuant to the change in control) held by them at the highest price per share paid in connection with the change in control, less, in the case of unexercised options, the exercise price (or, in the case of shares previously acquired upon exercise of options or Award Shares, a price equal to the cost of such option shares or Award Shares (including related tax costs), if greater).

     The Agreements provide for the protection of compensation levels and benefits during an attempted change in control and for three years following the change in control. In addition, the Agreements provide for severance compensation in amounts commensurate with previous annual compensation in the event of certain terminations of service with the Company following a change in control. Severance payments would be payable generally for a period of up to 36 months, but not less than 18 or 24 months (as specified in the respective Agreements), in the event of involuntary termination of service (other than for cause, as defined in the Agreements) within 36 months following a change in control deemed "non-approved" by the Board of Directors. Involuntary termination is defined to include resignation following a material change in responsibilities, a reduction in compensation or relocation. In the case of the chief executive officer of the Company, equal amounts would be payable following an "approved" change in control and irrespective of the manner of termination (other than for cause). For other officers generally, severance payments would be payable for varying periods, depending on the level of the officer, of six months to 24 months in the event of voluntary termination of service following a "non-approved" change in control, 12 months to 30 months in the event of involuntary termination of service following an "approved" change in control and, in the case of the chief financial officer, 12 months to 24 months in the event of voluntary termination of service following an

"approved" change in control. Also, in the case of a voluntary termination of service following an approved change of control, the chief executive officer and chief financial officer would be required to provide consulting services to the Company during a portion of the period such officers receive severance compensation.

     The Agreements also provide, in the event of termination of service of the officer following a "non-approved" change in control, that the Company pay to such officer an amount equal to the non-vested portion of his accounts under the Company's employee retirement plans (other than the Executive Salary Continuum Plan (the "ESCP") or the Supplemental Executive Retirement Plan (the "SERP")). Under the ESCP and the SERP, in such event, the Company is required to fund fully the benefits payable under such plans (after giving effect to the change of control provisions in such plans) such that their ultimate payment is assured beyond a reasonable doubt, unless such funding would result in "constructive receipt" of such benefits resulting in taxable income to the officer, in which event the Company would be required to pay such benefits in a lump sum, discounted to present value. Following any such termination which is involuntary, the non-competition provisions included in such plans would have no force or effect as to the terminated officer.

     The Agreements further provide, in the event of a change in control involving the acquisition of 50% or more of the Company's voting securities, or a merger or other transaction affecting the market in the Common Stock as described above, for the payment of bonuses if the stockholders receive a substantial premium over the market price of the Company's Common Stock. The amounts of such bonuses are directly related to, and increase in relation to increases in, the percentage of such premium.

     The Agreements and the employment agreements between certain other officers and the Company, further provide that if any payment or distribution by the Company to the executive is determined to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the executive is entitled to receive a payment on an after-tax basis equal to the excise tax imposed.

     Pursuant to the Agreements, the officers are obligated to continue to make their services available to the Company during an attempted change in control and for six months following a change in control.

     In 1988 and 1989, the Company also entered into agreements similar to the Agreements described above with certain non-executive officers, other key employees and then-directors. Certain other officers and other key employees of the Company have also been granted agreements providing for certain benefits following a "non-approved" change in control.

     The Agreements entered into with Messrs. Assaf and Lineberger, as executive officers, in 1988, remain in effect, and have been similarly updated. In addition, updated agreements, providing for benefits relating to stock options, acquired option shares and Award Shares and protection of retirement and health insurance benefits, if any, similar to those afforded to the Company's officers under the Agreements, have been entered into with Messrs. Breidenbach, Buffett, Hartman, Munro and Ray.

     The Board of Directors of the Company believes that the Agreements will help assure management's continued dedication to their duties to the Company notwithstanding the occurrence of any change in control and in particular, will enable management to assess objectively and impartially, and advise the Board of Directors with respect to, any proposal received by the Company regarding a change in control. In addition, such agreements will help assure continued services to the Company by management and other key personnel.

  Stock Purchase Loan Plan

     Under the Company's Stock Purchase Loan Plan established to facilitate the exercise of stock options, Mr. Assaf and Mr. Lineberger had loans outstanding during the fiscal year ended June 30, 1999. Mr. Assaf's loan was outstanding in the maximum amount of $1,781,648 during fiscal 1999 and is currently outstanding in that amount. The Company received Mr. Lineberger's final payment of $60,629.94 at the beginning of fiscal 1999 and, upon receipt of such payment, his loan was repaid in full.

  Transactions with Management

     The Company holds a June 30, 1995, promissory note of TSI Security Acquisition Corp. ("TSI"), a company in which Mr. Lineberger is the principal investor, in the principal amount of $109,789. The note is due in 2000, bears interest at the rate of 10% per annum and is subordinate to other indebtedness of TSI borrowed for working capital purposes.

  Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who own beneficially more than ten percent of the Company's outstanding Common Stock to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock and other securities of the Company on Forms 3, 4 and 5, and to furnish the Company with copies of all such forms they file. Based on a review of copies of such reports, all of the Company's directors and officers timely filed all reports required with respect to fiscal 1998, except that the Initial Statement of Beneficial Ownership of Securities on Form 3 for John Smith was inadvertently filed more than ten days after he became a reporting person and a Form 4 reporting the purchase of 10,000 shares on the open market by Mr. Vanourek was inadvertently filed after its due date.

  Certain Legal Proceedings

     Three derivative actions were filed against certain directors of the Company in the Court of Chancery of the State of Delaware by Marion Lord and Norman Rabinstein, Harry Lewis, and Alan Freberg on or about September 7, September 13 and September 14, 1995, respectively. The complaints named Messrs. Ronald G. Assaf, Thomas V. Buffett, James E. Lineberger and John T. Ray, Jr., four of the Company's current directors, and Messrs. Jerome M. LeWine and Michael Pardue and Dr. Arthur G. Milnes, former directors, as defendants, and the Company as nominal defendant. The complaints asserted, among other things, claims for breach of fiduciary duties of care and loyalty, mismanagement and waste of corporate assets. The plaintiffs, who claimed to be stockholders of the Company, sought restitution and/or damages in favor of the Company and imposition of a constructive trust upon defendants' proceeds from trading activities in the Company's securities allegedly based upon non-public information, together with costs, attorneys' fees, accountants' fees, experts' fees and other relief. These three actions were consolidated. These actions arose out of alleged statements and omissions regarding, among other things, the Company's financial results and accounting practices for fiscal periods ended June 30, 1995, and prior thereto that were also generally the subject of a class action against the Company and current and former officers and directors of the Company, which class action was described in the Company's periodic reports commencing in fiscal 1997 and was settled in fiscal 1998.

     The Company has entered into a definitive agreement for the settlement of the three derivative actions, which provides, among other things, for the payment of plaintiffs' legal fees in an amount that would not be material. The settlement agreement is subject to Court approval.

     In April 1998, the Company, certain former Company officers and Ronald G. Assaf, the Company's non-executive Chairman of the Board and former Chief Executive Officer, entered into agreements, without admitting or denying any wrongdoing, with the SEC to resolve an SEC investigation, which was described in previously-filed periodic reports of the Company. Pursuant to the agreements, the SEC instituted and simultaneously settled several enforcement actions. Generally, the SEC alleged in an administrative proceeding that the Company violated the antifraud, reporting, internal controls and books and records provisions of the federal securities laws from at least July 1, 1993 through July 10, 1995. Specifically, the SEC alleged, among other things, that during that period the Company improperly recognized and recorded revenue in one quarter from product shipped to customers in the next quarter and misstated its quarterly earnings in certain financial statements contained in periodic reports and registration statements. As part of its settlement, the Company agreed to an Order of the SEC that it will not in the future violate certain periodic reporting, books and records, internal controls and antifraud provisions of the Federal securities laws. There were no penalties imposed upon the Company.

     In its related civil injunctive complaint, the SEC alleged, among other things, that, during the relevant period, certain former officers of the Company, other than Mr. Assaf (see below), knew of certain improper revenue recognition practices and condoned or directed those practices, and knew that certain Company periodic reports filed with the SEC were false and misleading. Those officers agreed, without admitting or denying any wrongdoing, to, among other things, final judgments or orders prohibiting them from violating certain antifraud provisions and certain record keeping and periodic reporting provisions of the Federal securities laws and ordering certain of them to pay civil penalties. Further, the SEC alleged, among other things, in the civil complaint that, during the relevant period, Mr. Assaf knew of certain improper recognition practices and knew or was generally aware that certain Company periodic reports filed with the SEC were false and misleading. Mr. Assaf agreed, without admitting or denying any wrongdoing, to a civil final judgment enjoining him from future violations of certain record keeping and periodic reporting provisions of the Federal securities laws and ordering him to pay a civil penalty of $50,000.

                      SUBMISSION OF STOCKHOLDER PROPOSALS

     In order for a stockholder proposal to be eligible for inclusion in the Company's proxy material relating to its 2000 Annual Meeting (currently scheduled to be held on November 10, 2000) it must be in writing and received by the Secretary of the Company prior to June 8, 2000. Stockholders wishing to bring any matter before a meeting should consult the Company's By-Laws with respect to any applicable notice or other procedural requirements.

                                 ANNUAL REPORT

     All stockholders of record on September 30, 1999, have been sent, or are concurrently being sent, a copy of the Company's 1999 Annual Report on Form 10-K, which contains certified financial statements of the Company for the fiscal year ended June 30, 1999.

     ANY PERSON WHO WAS A STOCKHOLDER OF THE COMPANY AT THE CLOSE OF BUSINESS ON SEPTEMBER 30, 1999, MAY OBTAIN ADDITIONAL COPIES OF THE COMPANY'S 1999 ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WITHOUT CHARGE, BY WRITTEN REQUEST TO THE COMPANY, 951 YAMATO ROAD, BOCA RATON, FLORIDA 33431-4425, ATTENTION: INVESTOR RELATIONS.

                                  ACCOUNTANTS

     The Company's independent accountants, selected by the Board of Directors, are PricewaterhouseCoopers LLP ("PwC"), certified public accountants. Representatives of PwC are expected to be present at the Annual Meeting of Stockholders, and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions at the meeting.

     The Company engaged PwC as its new independent accountants effective February 26, 1999. Previously, Ernst & Young LLP ("Ernst & Young") served as the Company's independent accountants. The Company advised representatives of Ernst & Young that their firm would no longer be engaged as the independent accountants to audit the Company's financial statements for the fiscal year ending June 30, 1999 and terminated the relationship effective February 26, 1999.

     With respect to its change in independent accountants, the Company states the following:

          (i) Ernst & Young's reports on the financial statements for the past two fiscal years did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

          (ii) The decision to change the accountants was recommended by the Company's management and approved by the Audit Committee of the Board of Directors and the Board of Directors of the Company.

          (iii) In connection with its audits for the two most recent fiscal years ended June 30, 1998 and during the subsequent interim periods, there have been no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which disagreement, if not resolved to the satisfaction of Ernst & Young, would have caused it to make a reference to the subject matter of the disagreement in connection with its report.

          (iv) During the Company's two most recent fiscal years, and during the subsequent interim periods, no "reportable events" (as described in Item 304 (a) (1) (v) of Regulation S-K) have occurred.

          (v) A letter from Ernst & Young addressed to the SEC stating that Ernst & Young agrees with statements (i) through (iv) above in response to
     Item 304 of Regulation S-K was filed as an Exhibit to the Company's Form 8-K filed with the SEC on March 2, 1999.

          (vi) During the two most recent fiscal years and through February 26, 1999, the Company did not consult with PwC concerning the Company's financial statements, including the application of accounting principles to a specified transaction (proposed or completed) or the type of audit opinion that might be rendered on the Company's financial statements or any matter that was either the subject of a "disagreement" or "reportable event" (as such terms are defined in Item 304 of Regulation S-K) with the previous independent accountants.

                                 OTHER MATTERS

     As of the date of this Proxy Statement, the Company knows of no matter other than those set forth herein which will be presented for consideration at the Annual Meeting of Stockholders. If any other matter or matters are properly brought before the meeting or any adjournment thereof, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, on such matters in accordance with their judgment.

                                          WALTER A. ENGDAHL
                                          Secretary

Boca Raton, Florida
October 6, 1999

                                                                      0854-PS-99

                                                                       EXHIBIT A



                                     PROXY

                      SENSORMATIC ELECTRONICS CORPORATION

           PROXY - ANNUAL MEETING OF STOCKHOLDERS - NOVEMBER 12, 1999

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS



The undersigned, a stockholder of SENSORMATIC ELECTRONICS CORPORATION, a Delaware corporation (the "Company"), does hereby appoint WALTER A. ENGDAHL and GARRETT E. PIERCE, and each of them, the true and lawful attorneys and proxies, with full power of substitution, for and in the name, place and stead of the undersigned to vote, as designated on the reverse side, all of the shares of stock of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the Boca Raton Marriott, 5150 Town Center Circle, Boca Raton, Florida 33486, on November 12, 1999, at 10 A.M., local time, and at any adjournment or adjournments thereof.

The undersigned hereby revokes any proxy or proxies heretofore given and ratifies and confirms all that the proxies appointed hereby, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof. All of said proxies or their substitutes who shall be present and act at the meeting, or if only one is present and acts, then that one, shall have and may exercise all of the powers hereby granted to such proxies. The undersigned hereby acknowledges receipt of a copy of the Notice of Annual Meeting and Proxy Statement, both dated October 6, 1999, and a copy of the Annual Report on Form 10-K for the fiscal year ended June 30, 1999.

UNLESS OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.


[SEE REVERSE      CONTINUED AND TO BE SIGNED ON REVERSE SIDE        [SEE REVERSE
   SIDE]                                                                SIDE]



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
[X] Please mark
    votes as in
    this example.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES FOR DIRECTOR NAMED BELOW.

     1. ELECTION OF DIRECTORS.

        Nominees: Ronald G. Assaf and Fred A. Breidenbach

             FOR                         WITHHELD
            BOTH    [ ]             [ ]  FROM BOTH               MARK HERE IF YOU PLAN TO ATTEND THE MEETING [ ]
          NOMINEES                       NOMINEES
                                                                 MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [ ]

     [ ] _________________________________________________       The proxies are hereby authorized to vote in accordance with their
         For, except vote withhold from the above nominee        judgment in connection with the transaction of such other
                                                                 business, if any, as may properly come before the meeting.

                                                                 NOTE: Your signature should appear the same as your name
                                                                 appears hereon. In signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing.
                                                                 When signing as joint tenants, all parties in the joint tenancy must sign. When a proxy is given by a corporation, it should be signed by an authorized officer. No postage is required if returned in the enclosed envelope and mailed in the United States.



Signature: ________________________________   Date: _____________  Signature: ________________________________   Date: _____________


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